Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, Chief Executive Officer, and President
April 26, 2012

Thank you Gail, and good morning everyone.

We are off to a good start in 2012. The momentum in our railcar and barge businesses generated operating leverage that enhanced our financial performance during the first quarter. From an overall company perspective, I am pleased with the way our businesses are leveraging off our multi-industry manufacturing platform to pursue growth opportunities in response to market demand. Our railcar, barge, and containers businesses continue to benefit from the shale oil and gas exploration and production activities and are well-positioned to capitalize as opportunities surface in the future.

Demand for railcars in North America remained consistent during the first quarter. Steve will provide additional information on the railcar market during his comments. Our railcar leasing business continues to perform well by obtaining higher lease rates and securing longer-term leases. This trend continues to build a solid base of leasing revenues and profit.

Our inland barge business obtained a good mix of orders in the first quarter that extended production into 2013. Demand was driven by several factors, including a need to transport oil associated with shale exploration and production.

Our Energy Equipment Group reported a loss during the lst quarter. The results were due to lingering issues associated with challenges in our wind tower manufacturing business. The wind energy industry as a whole is continuing to work through a number of fundamental issues that are affecting demand for wind towers. We continue to dedicate management time and company resources to enhancing our manufacturing platform for wind towers so that it can respond effectively to changes in customer demand. While the financial performance reflects a lack of improvement thus far, I believe we are making important strides to improve in this area. Antonio will provide more information in his remarks.

Our Construction Products businesses are building momentum as they enter the early part of the construction season. Our Highway Products businesses continue to experience inconsistency in demand for products due to the lack of long-term federal highway funding. We expect levels of uncertainty associated with highway funding will persist until our political leaders pass a multi-year transportation bill.

Overall, our first quarter performance reflects the strength of our multi-industry platform, the benefits provided by our market leadership positions, our commitment to operational excellence and the talents and hard work of our people. The trend lines in most of our businesses indicate another solid year of growth for the company.

I will now turn it over to Steve Menzies for his comments.